Exhibit 10-A

FORD MOTOR COMPANY
Executive Separation Allowance Plan
(As amended and restated effective as of January 1, 2012)

Section 1. Introduction. This Plan has been established for the purpose of providing Leadership Level One or Two Employees with an Executive Separation Allowance in the event of separation from employment with the Company under certain circumstances.

Section 2. Definitions. As used in the Plan, the following terms shall have the following meanings, respectively:

"Affiliate" shall mean, as applied with respect to any person or legal entity specified, a person or legal entity that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the person or legal entity specified.

"Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

"Company" shall mean Ford Motor Company and such of the subsidiaries of Ford Motor Company as, with the consent of Ford Motor Company, shall have adopted this Plan.

"Contributory Service" shall mean, without duplication, the years and any fractional year of contributory service at retirement, not exceeding one year for any calendar year, of the Eligible Leadership Level One or Two Employee under the Ford Motor Company General Retirement Plan.

"Eligible Leadership Level One or Two Employee" shall mean a Leadership Level One or Two Employee who was hired or rehired prior to January 1, 2004 and who meets the eligibility criteria set forth in Section 3, or for periods prior to January 1, 2000, shall mean an Executive Roll Employee who meets the eligibility criteria set forth in Section 3.

"Eligible Surviving Spouse" shall mean a spouse, as defined by the Federal Defense of Marriage Act of 1996, to whom a Leadership Level One or Two Employee has been married at least one year at the date of the employee's death.

"Executive Separation Allowance" shall mean benefits payable under this Plan as determined in accordance with Section 4.

"Leadership Level One or Two Employee" shall mean an employee of the Company (but for periods prior to July 1, 1996, excluding a Company employee who is an employee of Jaguar Cars, a division of the Company) who is assigned to the Leadership Level One or Two, or its equivalent, as such term is defined in the Employee Relations Administration Manual as from time to time constituted.

"Plan" shall mean this Ford Motor Company Executive Separation Allowance Plan, as amended from time to time.

"Separation From Service" shall be determined to have occurred on the date on which an Eligible Leadership Level One or Two Employee incurs a “separation from service” within the meaning of Code Section 409A.

"Service" shall mean an eligible employee's years of service (including fractions of years) used in determining eligibility for an early retirement benefit under the Ford Motor Company General Retirement Plan.

"Specified Employee" shall mean an employee of the Company who is a "Key Employee" as defined in Code Section 416(i)(1)(A)(i), (ii) or (iii), applied in accordance with the regulations thereunder and disregarding Subsection 416(i)(5). A Specified Employee shall be identified as of December 31st of each calendar year and such identification shall apply to any Specified Employee who shall incur a Separation From Service in the 12-month period commencing April 1st of the immediately succeeding calendar year.

An employee who is determined to be a Specified Employee shall remain a Specified Employee throughout such 12-month period regardless of whether the employee meets the definition of "Specified Employee" on the date the employee incurs a Separation From Service. This provision is effective for Specified Employees who incur a Separation From Service on or after January 1, 2005. For purposes of determining Specified Employees, the definition of compensation under Treasury Regulation Section 1.415(c)-2(d)(3) shall be used, applied without the use of any of the special timing rules provided in Treasury Regulation Section 1.415(c)-2(e) or the special rule in Treasury Regulation Section 1.415(c)-2(g)(5)(i), but applied with the use of the special rule in Treasury Regulation Section 1.415(c)-2(g)(5)(ii).

"Subsidiary" shall mean, as applied with respect to any person or legal entity specified, (i) a person or legal entity a majority of the voting stock of which is owned or controlled, directly or indirectly, by the person or legal entity specified or (ii) any other type of business organization in which the person or legal entity specified owns or controls, directly or indirectly, a majority interest.

Section 3. Eligibility. Each Leadership Level One or Two Employee who:

(1)    was hired or rehired prior to January 1, 2004;

(2)    is being Separated From Service with the approval of the Company;

(3)    has at least five years service at the Leadership Level One or Two level, or its equivalent;

(4)    has at least ten years of combined Contributory Service or service in any other retirement plan sponsored by a Subsidiary to which the Level One or Two Employee contributed or, if contributions were not permitted, participated;

(5)    is at least 55 years of age; and

(6)    retires from the Company prior to age 65

shall receive an Executive Separation Allowance as provided herein. The Eligible Surviving Spouse of a Leadership Level One or Two Employee who (i) has not Separated From Service with the Company, (ii) meets the eligibility conditions set forth in Subsections (1) through (3) of this Section 3, and (iii) dies on or after January 1, 1981 shall be eligible to receive the Executive Separation Allowance that the Eligible Leadership Level One or Two Employee would have been eligible to receive if such employee had Separated From Service with the approval of the Company and retired on the date of such employee's death.

The eligibility conditions set forth in Subsections (3) and (4) of Section 3 may be waived by the Executive Chairman except in the case of a Leadership Level One or Two Employee who has not Separated From Service with the Company.

Section 4. Calculation of Amount.

A. Base Monthly Salary. For purposes of the Plan, the "Base Monthly Salary" of a Leadership Level One or Two Employee shall be the highest monthly base salary rate of such employee during the employee's 12 months of service immediately preceding Separation From Service with the Company, prior to giving effect to any salary reduction agreement pursuant to an employee benefit plan, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, (i) to which Code Section 125 or Code Section 402(e)(3), applies or (ii) which provides for the elective deferral of compensation. It shall not include supplemental compensation or any other kind of extra or additional compensation.

B. Amount of Executive Separation Allowance. Subject to any limitation in other provisions of the Plan, the gross monthly amount of the Executive Separation Allowance of an Eligible Leadership Level One or Two Employee under Section 3 above shall be such employee's Base Monthly Salary multiplied by a percentage, not to exceed 60%, equal to the sum of (i) 15%, (ii) five tenths of one percent (.5%) for each month (or fraction thereof) that such employee's age at Separation From Service exceeds 55, not to exceed thirty percent (30%), and (iii) one percent (1%) for each year of such employee's Service in excess of 15, prorated for fractions of a year.

The gross amount for any month shall be reduced by any payments paid or payable for such month to the Eligible Leadership Level One or Two Employee, the employee's Eligible Surviving Spouse, contingent annuitant, or other beneficiary, (i) under the General Retirement Plan, Benefit Equalization Plan, Select Retirement Plan, or any other Company defined benefit retirement plan, or (ii) as a Pension Parity Benefit from the Supplemental Executive Retirement Plan, other than (a) Supplemental Benefit or Conditional Annuity payments paid or payable from the Supplemental Executive Retirement Plan, (b) under any other Company defined benefit retirement plan from which a voluntary distribution of a lump sum benefit has occurred before age 65, by the monthly annuity payment the Eligible Leadership Level One or Two Employee would have received had the lump sum distribution not occurred, or (c) under any other defined benefit retirement plan from which an involuntary distribution of a lump sum benefit on an actuarially equivalent basis occurred before age 65 and without the Eligible Leadership Level One or Two Employee's retirement.

C. Special Executive Separation Allowances. In addition to any other Executive Separation Allowance provided under this Plan, the Company may, in its sole discretion, provide special Executive Separation Allowances to certain Eligible Leadership Level One or Two Employees. Special Executive Separation Allowances provided to Eligible Leadership Level One or Two Employees whose compensation is subject to the executive compensation disclosure rules under the Securities Exchange Act of 1934 shall be set forth in Appendix A. Special Equalization Benefits provided to Eligible Leadership Level One or Two Employees who are not subject to such disclosure rules shall be set forth in a separate confidential schedule to the Plan that is administered by the HR Director-Executive Personnel Office. Any special Executive Separation Allowance provided pursuant to this Section shall be paid in accordance with the terms and conditions of this Plan, including without limitation Section 5.

Section 5. Payments. Executive Separation Allowance payments to an Eligible Leadership Level One or Two Employee, in the net amount determined in accordance with Section 4B above, shall be made monthly from the Company's general funds commencing on or as soon as reasonably practicable after the first day of the month following the date on which the Eligible Leadership Level One or Two Employee has a Separation From Service. Payments to an Eligible Leadership Level One or Two Employee shall cease at the end of the month in which such employee attains age 65 or dies, whichever occurs first. In the event of death of an Eligible Leadership Level One or Two Employee prior to such employee attaining age 65, or in the event of death on or after January 1, 1981 of a Leadership Level One or Two Employee whose Eligible Surviving Spouse meets the eligibility conditions set forth in Section 3 for payments hereunder, payments shall be made to such employee's Eligible Surviving Spouse, if any, commencing as soon as reasonably practicable following the date of the Eligible Leadership Level One or Two Employee's death, and continuing until the earlier of the death of such Eligible Surviving Spouse, or the end of the month in which the Eligible Leadership Level One or Two Employee would have attained age 65.

Anything herein contained to the contrary notwithstanding, the right of any Eligible Leadership Level One or Two Employee to receive an installment of Executive Separation Allowance hereunder for any month shall be payable only if:

(i)
During the entire period from the date of such employee's Separation From Service to the end of such month, such employee shall have earned out such installment by refraining from engaging in any activity that is directly or indirectly in competition with any activity of the Company or any Subsidiary or Affiliate thereof;

(ii)
If a Specified Employee incurs a Separation From Service, other than as a result of such Specified Employee's death, payment of any Executive Separation Allowance benefit to such Specified Employee shall commence on or as soon as reasonably practicable after the first day of the seventh month following the Separation From Service and any Executive Separation Allowance benefits to which such Specified Employee otherwise would have been entitled during the first six months following such Specified Employee's Separation From Service shall be accumulated and paid in a lump sum payment on or as soon as reasonably practicable after the first day of the seventh month following such Separation From Service; and

(iii)	The payments delayed under this Section shall not bear interest.

In the event of an Eligible Leadership Level One or Two Employee's nonfulfillment of the condition set forth in the immediately preceding paragraph, no further installment shall be paid to such employee; provided, however, that the nonfulfillment of such condition may at any time (whether before, at the time of or subsequent to termination of the employee's employment) be waived in the following manner:

(1) with respect to any such employee who at any time shall have been a member of the Board of Directors, a Vice President, the Treasurer, the Controller or the Secretary of the Company, such waiver may be granted by the Compensation Committee upon its determination that in its sole judgment there shall have not been and will not be any substantial adverse effect upon the Company or any Subsidiary or Affiliate thereof by reason of the nonfulfillment of such condition; and

(2) with respect to any other such employee, such waiver may be granted by the Annual Incentive Compensation Committee (or any committee appointed for the purpose) upon its determination that in its sole judgment there shall not have been and will not be any such substantial adverse effect.

Anything herein contained to the contrary notwithstanding, Executive Separation Allowance payments shall not be paid to or with respect to any person as to whom it has been determined that such person at any time (whether before or subsequent to termination of the employee's employment) acted in a manner inimical to the best interests of the Company. Any such determination shall be made by (i) the Compensation Committee with respect to any Leadership Level One Employee who at any time shall have been a member of the Board of Directors, an Executive Vice President, a Vice President, the Treasurer, the Controller or the Secretary of the Company, and (ii) the Annual Incentive Compensation Committee with respect to any other Leadership Level One or Two Employee, and shall apply to any amounts payable after the date of the applicable Committee's action hereunder, regardless of whether the person has commenced receiving Executive Separation Allowance. Conduct which constitutes engaging in an activity that is directly or indirectly in competition with any activity of the Company or any Subsidiary or Affiliate thereof shall be governed by the four immediately preceding paragraphs of this Section and shall not be subject to any determination under this paragraph.

Section 6. Deductions. The Company may deduct from any payment of Executive Separation Allowance to an Eligible Leadership Level One or Two Employee or Eligible Surviving Spouse any and all amounts owed to it by such Eligible Leadership Level One or Two Employee or Eligible Surviving Spouse for any reason, and all taxes required by law or government regulation to be deducted or withheld.

Section 7. Administration and Interpretation. Except as the committees specified in Section 5 and the Executive Chairman is authorized to administer the Plan in certain respects, the Group Vice President -Human Resources and Corporate Services (or, in the event of a change in title, such officer's functional equivalent) shall have full power and authority on behalf of the Company to administer and interpret the Plan. In the event of a change in a designated officer's title, the officer or officers with functional responsibility for executive separation allowance plans shall have the power and authority to administer and interpret the Plan. All decisions with respect to the administration and interpretation of the Plan shall be final and shall be binding upon all persons. In the event that an Article, Section or paragraph of the Code, Treasury Regulations, or the Ford Motor Company General Retirement Plan is renumbered, such renumbered Article, Section or paragraph shall apply to applicable references herein.

Section 8. Amendment and Termination. The Company reserves the right to amend, modify or terminate the Plan at any time without notice; provided, however, that no distribution of Executive Separation Allowances shall occur upon termination of this Plan unless applicable requirements of Code Section 409A have been met.

Section 9. Local Payment Authorities. The Vice President and Treasurer and the Assistant Treasurer (or, in the event of a change in title, such officer's functional equivalent) may act individually to delegate authority to administrative personnel to make benefit payments to Eligible Leadership Level One or Two Employees in accordance with Plan provisions.

Section 10. No Contract of Employment. The Plan is an expression of the Company's present policy with respect to Leadership Level One or Two Employees; it is not a part of any contract of employment. No Leadership Level One or Two Employee, Eligible Surviving Spouse, or any other person shall have any legal or other right to any benefit under this Plan.

Section 11. Executive Separation Allowances Not Funded. The Company's obligations under this Plan shall not be funded and Executive Separation Allowance benefits under this Plan shall be payable only out of the general funds of the Company.

Section 12. Visteon Corporation. The following shall be applicable to employees of Ford who were transferred to Visteon Corporation on April 1, 2000 ("U.S. Visteon Employees") and who ceased active participation in the Plan as of June 30, 2000 after Visteon Corporation was spun-off from Ford, June 28, 2000.

(a)    Group I and Group II Employees.

For purposes of this paragraph, a "Group I Employee" shall mean a U.S. Visteon Employee who as of July 1, 2000 was eligible for immediate normal or regular early retirement under the provisions of the GRP as in effect on July 1, 2000. A "Group II Employee" shall mean a U.S. Visteon Employee who (i) was not a Group I Employee; (ii) had as of July 1, 2000 a combination of age and continuous service that equals or exceeds sixty (60) points (partial months disregarded); and (iii) could become eligible for normal or regular early retirement under the provisions of the GRP as in effect on July 1, 2000 within the period after July 1, 2000 equal to the employee's Ford service as of July 1, 2000. A Group I or Group II Employee shall retain eligibility to receive an Executive Separation Allowance and shall receive such benefits as are applicable under the terms of the Plan in effect on the retirement date, based on meeting the minimum Leadership Level required for eligibility for such benefits as of July 1, 2000, service as of July 1, 2000, and the Base Monthly Salary as of the retirement date.

(b)    Group III Employees.

For purposes of this paragraph, a "Group III Employee" shall mean a U.S. Visteon Employee who participated in the GRP prior to July 1, 2000 other than a Group I or Group II Employee. The Plan shall have no liability for any Executive Separation Allowance payable to Group III Employees who were otherwise eligible hereunder with respect to service prior to July 1, 2000 on or after July 1, 2000.

Section 13. Code Section 409A.

(a)    The provisions of Code Section 409A are incorporated into the Plan by reference to the extent necessary for any benefit provided under the Plan that is subject to Code Section 409A to comply with such requirements and, except as otherwise expressly determined by the Company, the Plan shall be administered in accordance with Code Section 409A as if the requirements of Code Section 409A were set forth herein. The Company reserves the right to take such action, on a uniform basis, as the Company deems necessary or desirable to ensure compliance with Code Section 409A, and applicable additional regulatory guidance thereunder, or to achieve the goals of the Plan without having adverse tax consequences under this Plan for any employee or beneficiary. Unless determined otherwise by the Company, any such action shall be taken in a manner that will enable any benefit provided under the Plan that is intended to be exempt from Code Section 409A to continue to be so exempt, or to enable any benefit provided under the Plan that is intended to comply with Code Section 409A to continue to so comply.

(b)    In no event shall any transfer of liabilities to or from this Plan result in an impermissible acceleration or deferral of any Executive Separation Allowance under Code Section 409A. In the event such a transfer would cause an impermissible acceleration or deferral under Code Section 409A, such transfer shall not occur.

(c)    In the event an Eligible Leadership Level One or Two Employee is reemployed following a Separation From Service, distribution of any Executive Separation Allowance shall not cease upon such Eligible Leadership Level One or Two Employee's reemployment.

(d)    After receipt of Plan benefits, the obligations of the Company with respect to such benefits shall be satisfied and no Eligible Leadership Level One or Two Employee, or such Eligible Leadership Level One or Two Employee's Eligible Surviving Spouse, shall have any further claims against the Plan or the Company with respect to Plan benefits.

Section 14. Claim for Benefits

Denial of a Claim. A claim for benefits under the plan shall be submitted in writing to the plan administrator. If a claim for benefits or participation is denied in whole or in part by the plan administrator, the Eligible Leadership Level One or Two Employee will receive written notification within a reasonable period from the date the claim for benefits or participation is received. Such notice shall be deemed given upon mailing, full postage prepaid in the United States mail or on the date sent electronically to the Eligible Leadership Level One or Two Employee. If the plan administrator determines that an extensive period of time for processing is required, written notice shall be furnished to the Eligible Leadership Level One or Two Employee as soon as practical.

Review of Denial of the Claim. In the event that the plan administrator denies a claim for benefits or participation, the Eligible Leadership Level One or Two Employee may request a review by filing a written appeal to the Group Vice President -Human Resources and Corporate Services (or, in the event of a change in title, such officer's functional equivalent), or such officer's designee, within sixty (60) days of receipt of the written notification of denial. The appeal will be considered, and a decision shall be rendered as soon as practical. In the event a time extension is needed to consider the appeal and render the decision, written notice shall be provided to the Eligible Leadership One or Two Employee notifying them of such time extension.

Decision on Appeal. The decision on review of the appeal shall be in writing. Such notice shall be deemed given upon mailing, full postage prepaid in the United States mail or on the date sent electronically to the Eligible Leadership Level One or Two Employee. Decisions on the appeal are final and conclusive and are only subject to the arbitrary and capricious standard of judicial review.

Limitations Period. No legal action for benefits under the plan may be brought against the plan until after the claims and appeal procedures have been exhausted. Legal actions under the plan for benefits must be brought no later than two (2) years after the claim arises. No other action may be brought against the plan more than six (6) months after the claim arises.

Appendix A
Special Executive Separation Allowances

Named Executive Officers

Section 1. Special Executive Separation Allowances Based on Notional Service and Salary. Special Executive Separation Allowances will be provided to each Eligible Leadership Level One or Two Employee listed in Subsection 1.D below for the period of time during which such Eligible Leadership Level One or Two Employee did not receive a cash base salary from the Company by determining the Executive Separation Allowance that otherwise would have been provided to such Eligible Leadership Level One or Two Employee for such period using notional service and salary as follows; provided that, in no event shall an Eligible Leadership Level One or Two Employee receive both an Executive Separation Allowance and a special Executive Separation Allowance for the same period of service:

A. Contributory Service. Contributory Service, if any, for each such Eligible Leadership Level One or Two Employee for any period of time during which the Eligible Leadership Level One or Two Employee did not receive a cash base salary shall be determined by the Committee, in its sole discretion, based on the contributory service the Eligible Leadership Level One or Two Employee would have accrued had the Eligible Leadership Level One or Two Employee participated in the Ford Motor Company General Retirement Plan on a contributory basis during such period of time.

B. Service. Service, if any, for each such Eligible Leadership Level One or Two Employee for any period of time during which the Eligible Leadership Level One or Two Employee did not receive a cash base salary shall be determined by the Committee, in its sole discretion, based on the service the Eligible Leadership Level One or Two Employee would have accrued had the Eligible Leadership Level One or Two Employee participated in, and accrued credited service under, the Ford Motor Company General Retirement Plan during such period of time.

C. Base Monthly Salary. Base Monthly Salary for each such Eligible Leadership Level One or Two Employee shall be determined by the Committee, in its sole discretion, based on a notional base monthly salary for the period of time during which the Eligible Leadership Level One or Two Employee did not receive a cash base salary.

D. Affected Eligible Leadership Level One or Two Employees. The following Eligible Leadership Level One or Two Employees' special Executive Separation Allowances shall be determined in accordance with this Section:

William Clay Ford, Jr.